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                                                                   EXHIBIT 10.9

                             THIRD AMENDMENT TO THE
                             OPERATING AGREEMENT OF
                 LAFAYETTE HEART HOSPITAL, LLC (the "Company")

         THIS THIRD AMENDMENT (the "Amendment") to the Operating Agreement of the Company (the "Agreement") is effective as of the date the Agreement is initially adopted by its Member(s).

         1. A new Section 3.5(g) of the Agreement shall be added as follows:

         "(g)     Notwithstanding anything in Section 3.5(c) and 3.5(e) to the contrary, in no event shall the Board of Directors require, prior to the Opening Date, any mandatory additional Capital Contributions from any Member pursuant to Section 3.5(c) or request any additional optional Capital Contributions from any member pursuant to Section 3.5(e) as a result of the aggregate actual cost of all the items included in the Capital Expenses Budget as set forth in the Company's offering documents, as amended, and the Company's Pre-Opening Expenses (the "Actual Cost"), exceeding an aggregate amount of $33 million (the "Maximum"), so long as each of the following conditions are satisfied:

                  (i) All Members of the Company have, in the aggregate, contributed the full amount of the initial Capital Contributions required by Section 3.1 of the Agreement;

                  (ii) Not more than one million ($1,000,000) of the difference between the Actual Cost and $29,415,000, is a result of any one or more of the following: (x) costs incurred by the Company due to Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by employees of any similar or dissimilar cause beyond the reasonable control of LHMI;
         (y) changes approved by the Board in the scope of services to be provided by the Hospital as currently set forth in Section 2.3 of the Agreement, including without limitation any change in the square footage or number of operating rooms or cardiac catheterization laboratories of the Hospital; or (z) changes approved by the Board in the equipment to be purchased for the Hospital beyond that contemplated by the Company's offering documents, as amended; and

                  (iii) LHMI has approved the contractor selected by the Company's Board of Directors for the construction of the Hospital.

If any of the conditions set forth in (i) to (iii) are not satisfied, the Board of Directors shall be permitted to require or request additional Capital Contributions otherwise in accordance with the terms of this Agreement at any time, whether before or after the Opening Date. If all of the conditions set forth in(i) to (iii) are satisfied and the Board of Directors determines that additional funds are needed by the Company, and the Company is then unable pursuant to this Section 3.5(g) to make additional capital calls, and so long as such additional funding is approved by the Board of Directors in the manner as specified in this Agreement (the approval of the members of the Board of Directors not to be unreasonably withheld or delayed), the LHMI
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or one of its Affiliates shall be required to arrange, if permitted by
Company's current obligations to its Lenders (using commercially reasonable efforts to obtain Lender approval therefor), financing pursuant to Section 3.5(b). If such financing is not available, LHMI or one of its Affiliates shall be required to loan such funds to the Company at the Prime Rate plus one percent (1%) per annum which loan shall be secured by the Company's assets, and such loan shall be deemed made pursuant to Section 3.5(d) of this Agreement. Interest shall be paid monthly in arrears and principal shall be repaid according to a schedule to be reasonably agreed upon by the Company and LHMI or its Affiliate. In no event shall this additional loan made by LHMI or one of its Affiliates increase any principal amount of loans required to be made by LHMI or its Affiliate pursuant to Section 3.5(a) or 3.5(c), including loans required to be made for purposes of fulfilling the requirements of Sections 3.5(c) or 3.5(e) as a condition to the Board of Directors requiring or requesting additional Capital Contributions."

Capitalized terms not defined herein shall be defined as set forth in the Agreement. Except as provided herein, and as provided in the First and Second Amendments to the Agreement previously agreed to by the Members, the Agreement shall remain in full force and effect.

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[***]    These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.
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For the sole and exclusive purposes of (i) guaranteeing the full performance of
LHMI's obligations under Article III of the Agreement to make initial capital contributions pursuant to Section 3.1 and to make additional capital contributions up to the maximum obligation of LHMI for such additional capital contributions pursuant to Section 3.5(c) of the Agreement; (ii) guaranteeing the obligations of LHMI with respect to the loans to the Company under Section 3.5(a) and 3.5(g) of the Agreement; (iii) guaranteeing the obligations of LHMI with respect to the non-compete provisions of Section 5.10 of the Agreement;
and (iv) otherwise acknowledging the rights and responsibilities of LHMI under this Agreement, MedCath Corporation hereby executed this Amendment.

[***]

[***]    These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.